FIRST SUPPLEMENTAL INDENTURE

KH FUNDING COMPANY, a Maryland corporation,

as obligor

Series 3 Senior Secured Investment Debt Securities

$120,000,000.00

and

Series 4 Subordinated Unsecured Investment Debt Securities

$30,000,000.00

WELLS FARGO BANK, National Association, a National Banking Association,

as trustee

Dated as of July 1, 2005

Supplementing the Original Indenture

Dated as of August 2, 2004

- ii -

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
305(a)(1)	7.10
(a)(2)	7.10
(a)(3)	NA
(a)(4)	NA
(a)(5)	NA
(b)	7.8, 7.10
(c)	NA
311(a)	7.11
(b)	7.11
(c)	NA
312(a)	2.5
(b)	11.3
(c)	11.3
313(a)	7.6
(b)(1)	NA
(b)(2)	7.6
(c)	7.6, 11.2
(d)	7.6
314(a)	4.3, 4.4, 11.2
(b)	4.4
(c)(1)	11.4
(c)(2)	11.4
(c)(3)	NA
(d)	NA
(e)	11.5
(f)	NA
315(a)	7.1(b)
(b)	7.5, 11.2
(c)	7.1(a)
(d)	7.1(c)
(e)	6.11
316(a)(last sentence)	2.10
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	NA
(b)	6.7
(c)	NA
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.4
318(a)	11.1

NA	means not applicable
*	This Cross Reference Table is not part of the Indenture

- iii -

THIS FIRST SUPPLEMENTAL INDENTURE dated as of July 1, 2005 between KH Funding Company, a Maryland corporation, as issuer (the “Company”), and Wells Fargo Bank, National Association, a National Banking Association, as trustee (the “Trustee”) (this “First Supplemental Indenture”), supplements and amends the Indenture dated as of August 2, 2004 (the “Original Indenture”) between the Company, and the Trustee.

WITNESSETH THAT:

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Original Indenture to provide for the issuance of the Company’s debt securities to be issued in one or more series;

WHEREAS, Section 2.1 of the Original Indenture provides, among other things, that the Company may issue, from time to time in accordance with the provision of the Original Indenture, Additional Securities;

WHEREAS, the Company desires to provide for the issuance of Additional Securities and to set forth the terms that will be applicable thereto;

WHEREAS, all action on the part of the Company necessary to authorize the issuance of the Additional Securities under the Original Indenture and this First Supplemental Indenture (the Original Indenture, as amended and supplemented by this First Supplemental Indenture, being hereinafter called this “Indenture”) has been duly taken; and

WHEREAS, all acts and things necessary to make the Additional Securities, when executed by the Company and authenticated and delivered by the Trustee as provided in the Original Indenture, the legal, valid and binding obligations of the Company, and to constitute these presents a valid and binding supplemental indenture according to its terms binding on the Company, have been done and performed, and the execution of this First Supplemental Indenture and the creation and issuance under this Indenture of the Additional Securities have in all respects been duly authorized, and the Company in the exercise of the legal right and power vested in it, executes this First Supplemental Indenture and proposes to create, execute, issue and deliver the Additional Securities.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

That, in order to establish the terms and provisions of, and to authorize the authentication and delivery of, the Additional Securities, the Company and the Trustee agree to supplement the Original Indenture as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Additional Securities issued pursuant to the Company’s registration statement on Form SB-2 declared effective by the Securities and Exchange Commission on or about July 1, 2005:

ARTICLE I.

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.1 of Article I is supplemented to include definitions of Collateral, Lien and Lien Documents, and to delete in its entirety the definition of Senior Debt and substitute the following in its stead. Article I is further supplemented to include Sections 1.5 and 1.6 as set forth below.

Section 1.1. Definitions.

Capitalized words and terms used in this First Supplemental Indenture and not otherwise defined herein shall have the meanings specified in this Section 1.1. Capitalized words and terms used in this First Supplemental Indenture and not defined in this Section 1.1 shall, except as otherwise stated herein, have the meanings assigned to them in the Original Indenture.

“Collateral” shall mean all of the assets of Company on, in or with respect to which a Lien can be created and perfected pursuant to the applicable Uniform Commercial Code.

“Lien” shall mean any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise) or charge against or interest in the Collateral to secure the repayment of all Senior Debt.

“Lien Documents” shall mean all agreements, security agreements, control agreements, mortgages or other instruments or documents executed and delivered to evidence, create or perfect the Lien granted by the Company in and to the Collateral in favor of the Trustee for the ratable benefit of the Holders of Senior Debt, as now existing or hereafter executed, modified, amended, substituted or replaced. Attached hereto as Exhibit      is a copy of an executed counterpart of a Security Agreement between the Company and the Trustee, a Deposit Account Control Agreement among the Company, the Trustee and the banking institution a party thereto, and a Securities Intermediary Control Agreement among the Company, the Trustee and the brokerage company a party thereto.

“Senior Debt” means the Series 3 Senior Secured Securities and any Indebtedness (whether outstanding on the date hereof or thereafter created) incurred by the Company in connection with borrowings by the Company (including its subsidiaries) from a bank, trust company, insurance company, any other institutional lender or other entity which lends funds in connection with its primary business activities whether such Indebtedness is or is not specifically designated by the Company as being “Senior Debt” in its defining instruments.

Section 1.5. Recitals; Duties of Trustee.

The recitals contained in this First Supplemental Indenture are made by the Company and not by the Trustee; and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.

Section 1.6. Relationship to Original Indenture and Additional Supplemental Indentures.

(a) The Original Indenture and this First Supplemental Indenture shall be read, taken, and construed as one and the same instrument. However, in the event of a conflict or a difference between the provisions of the Original Indenture and this First Supplemental Indenture, the provisions of this First Supplemental Indenture shall control. The provisions hereof shall remain in effect and shall be deemed a part of the Original Indenture for so long as the Investment Debt Securities remain Outstanding. Except as amended and supplemented hereby, the provisions of the Original Indenture shall remain in full force and effect.

(b) Additional Supplemental Indentures may be executed and delivered in accordance with the provisions of the Original Indenture. Nothing herein contained shall be deemed to relieve the Company from its obligations under any such Supplemental Indenture for so long as it remains in effect and, except as expressly provided in the Original Indenture, no provision of any such Supplemental Indenture shall be deemed to relieve the Company from its respective obligations under this First Supplemental Indenture for so long as it remains in effect.

ARTICLE II.

THE SECURITIES

Article II is supplemented to add new Sections 2.1(A) and 2.14 as follows:

Section 2.1(A). Amount; Accounts; Interest; Maturity – Additional Securities.

The aggregate principal amount of Additional Securities that may be authenticated and delivered under this First Supplemental Indenture is $108,000,000 (the “Additional Securities”). The Additional Securities may be subject to notations, legends or endorsements required by law, applicable rules and regulations and agreements to which the Company is subject or usage.

The Company shall issue the Additional Securities as provided in Section 2.12 of the Original Indenture. The record of beneficial ownership of the Additional Securities shall be maintained and updated by the Company through the establishment and maintenance of Accounts. Each Additional Security shall be in such denominations as may be designated from time to time by the Company but in no event in an original denomination less than $5,000. This minimum amount may be increased or decreased from time to time by the Company and the Company, in its sole discretion, may accept a lesser amount from any Holder. The Investment Debt Securities shall be Fixed Term Notes and Demand Notes. The Fixed Term Notes shall have maturity dates of one year, three years and five years. The Demand Notes shall have demand periods of one day or thirty days.

Each Additional Security shall bear interest from and commencing on its Interest Accrual Date at such rate of interest as the Company shall determine from time to time; provided, however, that (i) the Series 3 Senior Secured Security One Year Fixed Term Notes, Three Year Fixed Term Notes and Five Year Fixed Term Notes shall pay interest at an annual interest rate fixed at the time of issuance with the initial interest rates being 6.25%, 6.60% and 6.85% respectively, (ii) the Series 3 Senior Secured Security One Day Demand Notes and the Thirty Day Demand Notes shall pay interest at a variable annual interest rate with the initial rates being 5.00% and 5.25% respectively, and (iii) the Series 4 Subordinated Unsecured Security One Year Fixed Term Notes, Three Year Fixed Term Notes and Five Year Fixed Term Notes shall pay interest at an annual interest rate fixed at the time of issuance with the initial interest rates being 7.00%, 7.25% and 7.75% respectively. The Company may change the interest rates from time to time by filing a supplement to the Company’s prospectus.

Interest on an Investment Debt Security will compound daily and will have interest paid, at the election of the Holder, either (i) monthly, quarterly, semi-annually or annually, or (ii) accrued and credited as principal to the Holder’s Account. To the extent any applicable interest payment date is not a Business Day, then interest shall be paid instead on the next succeeding Business Day. All interest payments on the Investment Debt Securities shall be approved prior to payment by the Company’s Treasurer.

The Company will give each Holder of a Fixed Term Note (existing as of the applicable Maturity Record Date) a written notice at least seven days prior to the Maturity Date of the Fixed Term Note held by such Holder reminding such Holder of the pending maturity of the Fixed Term Note and noticing the Holder of the Company’s intention to repay, or if the Company does not intend to repay the Fixed Term Note, reminding the Holder that they must choose to either (i) redeem the Fixed Term Note, (ii) extend the Fixed Term Note, or (iii) transition the Fixed Term Note into a new account. If the Company gives notice to a Holder of the Company’s intention to repay a Fixed Term Note at maturity, no interest will accrue after the Maturity Date for such Fixed Term Note if payment is timely made. Otherwise, if a Holder requests repayment within seven days after the Maturity Date, the Company will pay interest on the Fixed Term Note during the period after the Fixed Term Note’s Maturity Date and prior to redemption at the rate being paid on such Fixed Term Note immediately prior to its maturity.

The terms and provisions contained in the Investment Debt Securities shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, and the Holders by accepting the Investment Debt Securities, expressly agree to such terms and provisions and to be bound thereby. In case of a conflict, the provisions of this First Supplemental Indenture shall control.

Section 2.14. Lien upon Collateral.

The Trustee shall hold a Lien upon all right, title and interest of the Company in and to the Collateral, whether now owned or hereafter acquired, including all property described in the Lien Documents, as such Lien Documents may hereafter be modified, amended, substituted or replaced.

ARTICLE IV.

COVENANTS

Article IV is supplemented to include a Section 4.4(d) as follows::

Section 4.4. Compliance Certificate.

*        *        *        *

(d) The Company shall deliver to the Trustee such Opinions of Counsel as required by TIA ss. 314(b) or any other applicable law.

ARTICLE VI.

DEFAULTS AND REMEDIES

Article VI is supplemented to delete Section 6.10 in its entirety and substitute the following in its stead:

Section 6.10. Priorities.

If the Trustee collects any money pursuant to this Article, it shall, subject to the provisions of Article X hereof, pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.7 of the Original Indenture, including payment of all compensation, expenses and liabilities incurred, and all advances made, if any, by the Trustee and the costs and expenses of collection;

Second: to holders of Senior Debt as to interest and then principal, pro rata according to the principal amount of Senior Debt held by such holders; and

Third: to Holders for amounts due and unpaid on the Series 4 Unsecured Securities for interest and then principal; and

Fourth: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders.

ARTICLE VII.

TRUSTEE

Article VII is supplemented to delete the second paragraph of Section 7.10 in its entirety and substitute the following in its stead:

Section 7.10. Eligibility; Disqualification.

*        *        *        *

This Indenture shall always have a Trustee who satisfies the requirements of TIA ss. 305(a)(1). The Trustee is subject to TIA ss. 305(b).

ARTICLE X.

SUBORDINATION

Article X is supplemented to delete Sections 10.2, 10.6, 10.7, 10.8 and 10.9 in their entirety and substitute the following in its stead:

Section 10.2. Liquidation; Dissolution; Bankruptcy.

(a) Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon (i) any dissolution or winding-up or total or partial liquidation or reorganization of the Company whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, (ii) any bankruptcy or insolvency case or proceeding or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its assets, or (iii) any assignment for the benefit of creditors or any other marshaling of assets of the Company, all obligations due, or to become due, in respect of Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) shall first indefeasibly be paid in full, or provision shall have been made for such payment, in cash, cash equivalents or otherwise in a manner satisfactory to the holders of Senior Debt, before any payment is made on account of the principal of, premium, if any, or interest on the Series 4 Subordinated Unsecured Securities, except that Holders of Series 4 Subordinated Unsecured Securities may receive securities that are subordinated to at least the same extent as the Series 4 Subordinated Unsecured Securities are to (x) Senior Debt and (y) any securities issued in exchange for Senior Debt. Upon any such dissolution winding-up, liquidation or reorganization, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Series 4 Subordinated Unsecured Securities or the Trustee under this Indenture on behalf of the Holders of Series 4 Subordinated Unsecured Securities would be entitled, except for the provisions hereof, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders of the Series 4 Subordinated Unsecured Securities or by the Trustee under this Indenture if received by them or the Trustee on behalf of the Holders of the Series 4 Subordinated Unsecured Securities, directly to the holders of Senior Debt (pro rata to such holders on the basis of the amounts of Senior Debt held by such holders) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their interests may appear, for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been indefeasibly paid in full, or provisions shall have been made for such payment, in cash, cash equivalents or otherwise in a manner satisfactory to the holders of Senior Debt, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of Senior Debt.

(b) For purposes of this Article X, the words “cash, property or securities” shall not be deemed to include securities of the Company or any other corporation provided for by a plan of reorganization or readjustment which are subordinated, to at least the same extent as the Series 4 Subordinated Unsecured Securities, to the payment of all Senior Debt then outstanding or to the payment of all securities issued in exchange therefor to the holders of Senior Debt at the time outstanding. The consolidation of the Company with, or the merger of the Company with or into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided in Article V shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section if such other corporation shall, as part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article V of the Original Indenture.

Section 10.6. Subrogation.

After all Senior Debt is paid in full, in cash, cash equivalents or otherwise in a manner satisfactory to the holders of such Senior Debt, and until the Series 4 Subordinated Unsecured Securities are paid in full, Holders of Series 4 Subordinated Unsecured Securities shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Series 4 Subordinated Unsecured Securities) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders of the Series 4 Subordinated Unsecured Securities have been applied to the payment of Senior Debt. A distribution made under this Article to holders of Senior Debt which otherwise would have been made to Holders of the Series 4 Subordinated Unsecured Securities is not, as between the Company and Holders, a payment by the Company on the Senior Debt.

Section 10.7. Relative Rights.

This Article defines the relative rights of Holders of the Series 4 Subordinated Unsecured Securities and holders of Senior Debt. Nothing in this Indenture shall:

(1) impair, as between the Company and Holders of the Series 4 Subordinated Unsecured Securities, the obligations of the Company, which are absolute and unconditional, to pay principal of and interest on the Series 4 Subordinated Unsecured Securities in accordance with their terms;

(2) affect the relative rights of Holders of the Series 4 Subordinated Unsecured Securities and creditors of the Company other than their rights in relation to holders of Senior Debt; or

(3) prevent the Trustee or any Holder of the Series 4 Subordinated Unsecured Securities from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Holders.

If the Company fails because of this Article to pay principal of or interest on a Series 4 Subordinated Unsecured Security on the due date, the failure is still a Default or Event of Default.

Section 10.8. Subordination May Not Be Impaired by the Company or Holders of Senior Debt.

No right of any present or future holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Series 4 Subordinated Unsecured Securities and the Obligations related thereto shall be prejudiced or impaired by any act or failure to act by any such holder or by the Company, the Trustee or any Agent or by the failure of the Company to comply with this Indenture, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

Without limiting the effect of the preceding paragraph, any holder of Senior Debt may at any time and from time to time without the consent of or notice to any other holder or to the Trustee, without impairing or releasing any of the rights of any holder of Senior Debt under this Indenture, upon or without any terms or conditions and in whole or in part:

(a) change the manner, place or term of payment, or change or extend the time of payment of, renew or alter any Senior Debt or any other liability of the Company to such holder, any security therefor, or any liability incurred directly or indirectly in respect thereof, and the provisions of this Article X shall apply to the Series 4 Subordinated Unsecured Securities as so changed, extended, renewed or altered;

(b) notwithstanding the provisions of Section 5.1 of this Indenture, sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, any Senior Debt or any other liability of the Company to such holder or any other liabilities incurred directly or indirectly in respect thereof or hereof or any offset there against;

(c) exercise or refrain from exercising any rights or remedies against the Company or others or otherwise act or refrain from acting or, for any reason, fail to file, record or otherwise perfect any security interest in or lien on any property of the Company or any other Person; and

(d) settle or compromise any Senior Debt or any other liability of the Company to such holder, or any security therefor, or any liability incurred directly or indirectly in respect thereof.

All rights and interests under this Indenture of any holder of Senior Debt and all agreements and obligations of the Trustee, the Holders, and the Company under Article VI and under this Article X shall remain in full force and effect irrespective of (i) any lack of validity or enforceability of any agreement or instrument relating to any Senior Debt or (ii) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Trustee, any Holder, or the Company.

Any holder of Senior Debt hereby authorized to demand specific performance of the provisions of this Article X, whether or not the Company shall have complied with any of the provisions of this Article X applicable to it, may demand such at any time when the Trustee or any Holder of the Series 4 Subordinated Unsecured Securities shall have failed to comply with any of these provisions. The Trustee and the Holders of the Series 4 Subordinated Unsecured Securities irrevocably waive any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

Section 10.9. Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given from the Company or the Trustee to holders of Senior Debt, the distribution may be made and the notice given to such Holder or his/her/its designee.

Upon any payment or distribution of assets of the Company referred to in this Article X, the Trustee and the Holders of the Series 4 Subordinated Unsecured Securities shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending or upon any certificate of any representative of any holder of Senior Debt or of the liquidating trustee or agent or other Person making any distribution, delivered to the Trustee or to the Holders, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article X.

ARTICLE XI

MISCELLANEOUS

Article XI is supplemented to include the following:

Section 11.16. Incorporation of Supplemental Indenture into Indenture.

This Supplemental Indenture is executed by the Company and the Trustee pursuant to the provisions of Section 2.1 of the Original Indenture, and the terms and conditions hereof shall be deemed to be part for all purposes upon the effectiveness of this First Supplemental Indenture. This Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

[Remainder of Page Intentionally Left Blank]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.

ATTEST:	KH FUNDING COMPANY

/s/ James E. Parker	/s/ Robert L. Harris
Robert L. Harris
President

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee

/s/ Robert L. Reynolds
Robert L. Reynolds
Vice President